Exhibit 3.6
PROPOSED DISCONTINUATION AMENDMENT TO AMENDED AND RESTATED BYE-LAWS
To approve an amendment to the Company’s Amended and Restated Bye-laws by the inclusion of a new Bye-law 157 as follows:
CONTINUATION
157. Subject to the Companies Act, the Company may by Ordinary Resolution, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.